Exhibit 23.1

UHY Malaysia PLT
202406000040 (LLP 0041391-LCA)
Chartered Accountants
Suite 11.05, Level 11
The Gardens South Tower Mid Valley City
Lingkaran Syed Putra
59200 Kuala Lumpur

Phone	+60 3 2279 3088
Fax	+60 3 2279 3099
Email	uhykl@uhy.com.my
Web	www.uhy.com.my

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our reports in the Registration Statement on Form F-1, filed under the Securities Act of 1933. This includes our report dated 23 June 2025 on the financial statement of Antharas Hills Sdn. Bhd. for the financial year ended 31 December 2023 and 31 December 2024. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

UHY Malaysia PLT

202406000040 (LLP0041391-LCA) & AF1411

Chartered Accountants

KUALA LUMPUR, MALAYSIA

1 July 2025

A member of UHY International, a network of independent accounting and consulting firms.